Exhibit 10.20

BEST BUY CO., INC.
DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT
Award Date: _________________

I.
The Award. As of the Award Date set forth above, Best Buy Co., Inc. (“Best Buy”) grants to you restricted stock units (the “Units”), on the terms and subject to the conditions contained in this Award Agreement (this “Agreement”) and Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan, as amended (the “Plan”). Capitalized terms not defined in the body of this Agreement are defined in the Addendum to this Agreement.

II.	Terms of Units

2.1Units. Each Unit is payable in 1 share of common stock of Best Buy subject to the terms of this Agreement.

2.2Vesting; Holding Period. All of the Units will vest in full on _______________, the one-year anniversary of the Award Date (the “Vesting Date”). Subject to the terms of this Agreement, all vested Units will be paid to you within 30 days after conclusion of your service on the Board of Directors of Best Buy (the “Board”) in the form of 1 share of common stock of Best Buy (the “Shares”). While you are serving on the Board, you may not sell, assign, pledge or otherwise transfer any vested or unvested Units (or any interest in or right to the Units), other than by will or the laws of descent and distribution, and any such attempted transfer will be null and void (the “Transfer Restrictions”). If your service on the Board is terminated prior to the Vesting Date for any reason other than Cause, a pro rata portion (based on your length of service during the vesting period) of the Units will vest as of such termination date. All unvested Units will be forfeited as of such date. If your service on the Board is terminated prior to the Vesting Date for Cause, all Units will be forfeited as of the date of termination.

2.3Other Restrictions. The Units are subject to forfeiture to Best Buy as provided in this Agreement and the Plan.

2.4Limitation of Rights Regarding Shares. Until issuance of the Shares, you will not have any rights of a shareholder with respect to your Units. Notwithstanding the foregoing, for each Unit that vests, you will be entitled to an accrual of dividend equivalents with respect to the Units from the Vesting Date until the date such Units are paid. Best Buy will deliver, together with the Shares delivered under Section 2.2, a cash payment equal to the dividend equivalent amounts; provided, that in the case of any dividend payable in Shares, you will be issued additional Restricted Stock Units.

2.5Income Taxes. You are liable for any federal and state income or other taxes incurred by you upon the lapse of the Transfer Restrictions, and any subsequent disposition of the Units. Best Buy recommends that you consult with your own tax advisor regarding the tax consequences of the Units.

III.
Restrictive Covenant and Forfeiture Remedies. By accepting this Award, you agree to the Transfer Restrictions and the restrictions and agreements contained in this Article III (the “Restrictive Covenants”) and you agree that the Restrictive Covenants and the remedies described in this Article III are reasonable and necessary to protect the legitimate interests of Best Buy. Notwithstanding anything in this Agreement, if you are an attorney, the Restrictive Covenants apply to you only to the extent they are not inconsistent with the rules of professional conduct applicable to you.

3.1Confidentiality Restrictive Covenant. In consideration of the award, you acknowledge that the Company Group operates in a competitive environment and has a substantial interest in protecting its Confidential Information, and you agree, during your service with the Company Group and thereafter, to maintain the confidentiality of the Confidential Information and to use such Confidential Information for the exclusive benefit of the Company Group.

3.2Non-Solicitation. During the Restricted Period, you shall not:

(a)

(b)	solicit, induce or attempt to induce any employee, contract worker, consultant or other independent agent of the Company Group to cease employment or engagement with the Company Group, or in any way interfere adversely with the relationship between any such employee, contract worker, consultant or other independent agent and the Company Group;

(c)
induce or attempt to induce any employee, contract worker, consultant or other independent agent of the Company Group to work for, render services to, provide advice to, or supply Confidential Information to any third person or entity;

(d)	knowingly employ, or otherwise knowingly pay for services rendered by, any employee of the Company Group in any business enterprise with which you may be associated, connected or affiliated;

(e)
induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor or other business relation and the Company Group; or

(f)
assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by you. In particular, you will not, directly or indirectly, induce any employee, contract worker, consultant or other independent agent of the Company Group to carry out any such activity.

3.3Violation of Restrictive Covenants. In consideration of the terms of the Award, you agree to be bound by the Restrictive Covenants set forth above and agree that, if you violate any provision of the Restrictive Covenants, then, notwithstanding any other provision of this Agreement, you hereby agree that you shall immediately return to Best Buy any Units or Shares still under your control and shall promptly reimburse Best Buy the fair market value of any such Units or Shares that are no longer under your control.

3.4Committee Discretion. You may be released from your Restrictive Covenants under this Article III only if, and to the extent that, the Compensation and Human Resources Committee of the Board (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of Best Buy.

3.5Recovery Policy. Amounts paid under the Agreement shall be subject to recovery by Best Buy in accordance with and to the maximum extent required under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations adopted pursuant thereto.

3.6Right of Set-Off. By accepting this Agreement, you consent to a deduction from any amounts any member of Best Buy owes you from time to time (including amounts owed to you as fees, wages or other compensation or fringe benefits, as well as any other amounts owed to you by any member of Best Buy), to the extent of the amounts you owe any member of Best Buy under this Section 3.6. Whether or not Best Buy elects to make any set-off in whole or in part, if Best Buy does not recover by means of set-off the full amount you owe, calculated as set forth above, you agree to immediately pay the unpaid balance to Best Buy.

3.7Partial Invalidity. If any portion of this Article III is determined by any court of competent jurisdiction to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such court in such action. You acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

3.8Remedy for Breach. You agree that a breach of any of the Restrictive Covenants would cause material and irreparable harm to Best Buy that would be difficult or impossible to measure, and that damages or other legal remedies available to Best Buy for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, you agree that if you breach any Restrictive Covenant, Best Buy shall be entitled, in addition to and without limitation upon all other remedies Best Buy may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Such equitable relief in any court shall be available to Best Buy in lieu of, or prior to or pending determination in any arbitration proceeding. You further agree that the duration of the Restrictive Covenants shall be extended by the same amount of time that you are in breach of any Restrictive Covenant.

IV.	General Terms and Conditions.

4.1Service and Terms of Plan. This Agreement does not guarantee your continued service with Best Buy. This award is granted pursuant to the Plan and is subject to its terms. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. By your acceptance of this Award, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

4.2Governing Law, Jurisdiction and Venue. The Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Minnesota, without regard to the conflict of law provisions, as provided in the Plan. You and Best Buy agree that the state and federal courts located in the State of Minnesota shall have personal jurisdiction over the parties to this Agreement, and that the sole venues to adjudicate any dispute arising under this Agreement shall be the District Courts of Hennepin County, State of Minnesota and the United States District Court for the District of Minnesota; and each party waives any argument that any other forum would be more convenient or proper.

ADDENDUM TO
DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

For the purposes hereof the terms used herein will have the following meanings:

"Affiliate" will mean a company controlled directly or indirectly by Best Buy, where "control" will mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.

“Cause” for termination of your position on Board shall, solely for purposes of this Agreement, is deemed to exist if you:

(i)
are charged with, convicted of or enter a plea of guilty or nolo contendere to: (a) a felony, (b) any crime involving moral turpitude, dishonesty, breach of trust or unethical business conduct, or (c) any crime involving the business of Best Buy;

(ii)
in the performance of your duties for the Board or otherwise to the detriment of Best Buy, engage in: (a) dishonesty that is harmful to Best Buy, monetarily or otherwise, (b) willful or gross misconduct, (c) willful or gross neglect, (d) fraud, (e) misappropriation, (f) embezzlement, or (g) theft;

(iii)	fail to comply with the applicable policies or practices of Best Buy;

(iv)	are adjudicated in any civil suit, or acknowledge in writing in any agreement or stipulation, to have committed any theft, embezzlement, fraud, or other act of dishonesty involving any other person;

(v)
are determined, in the sole judgment of the Board or any individual or individuals the Board authorizes to act on its behalf, to have willfully engaged in conduct that is harmful to Best Buy, monetarily or otherwise;

(vi)	breach any provision of this Agreement (including but not limited to Section 3.1, concerning Confidential Information) or any other agreement between you and any member of Best Buy; or

(vii)	engage in any activity intended to benefit any entity at the expense of Best Buy or intended to benefit any competitor of Best Buy.

“Company Group” will mean, collectively, Best Buy and its Affiliates.
“Confidential Information” will mean any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized pertaining to: trade secrets; customer lists, records and other information regarding customers; price lists and pricing policies, financial plans, records, ledgers and information; purchase orders, agreements and related data; business development plans; products and technologies; product tests; manufacturing costs; product or service pricing; sales and marketing plans; research and development plans; personnel and employment records, files, data and policies (regardless of whether the information pertains to you or other employees of the Best Buy); tax or financial information; business and sales methods and operations; business correspondence, memoranda and other records; inventions, improvements and discoveries; processes and methods; and business operations and related data formulae; computer records and related data; know-how, research and development; trademark, technology, technical information, copyrighted material; and any other confidential or proprietary data and information which you encounter during your service, all of which are held, possessed and/or owned by the Best Buy and all of which are used in the operations and business of the Best Buy. Confidential Information does not include information which is or becomes generally known within the Best Buy’s industry through no act or omission by you; provided, however, that the compilation, manipulation or other exploitation of generally known information may constitute Confidential Information.